UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(D) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2006

THQ INC.

(Exact name of registrant as specified in charter)

Delaware	0-18813	13-3541686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29903 Agoura Road Agoura Hills, California	91301
(Address of principal executive offices)	(Zip Code)

(818) 871-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

On December 15, 2006, Microsoft Licensing, GP (“Microsoft”) executed an Amendment to the Xbox 360 Publisher License Agreement (the “Amendment”) between Microsoft and THQ Inc. (“Registrant”).  The Amendment was effective as of October 1, 2006 and supplements the Xbox 360 Publisher License Agreement (“PLA”) between Microsoft and the Registrant, dated as of October 31, 2005.  The Amendment amends certain terms of the PLA for Registrant’s continued manufacture and distribution of video games for the Xbox 360 console system.  In particular, the Amendment (i) allows for participation in certain Xbox 360 Platinum or Classic Hits or Platinum or Classic Family Hits programs; (ii) adjusts some of the royalty rates payable by Registrant to Microsoft; (iii) amends sales territories related to certain programs and in North America; and (iv) clarifies the sale of video games in the sales territories.  All other material terms and conditions remain unchanged.

Warning Concerning Forward-Looking Statements

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to statements with respect to the Registrant’s ability to retain the listing of its common stock on the Nasdaq Global Select Market and other statements identified by words such as “anticipate”, “believe”, “expect”, “intend”, “estimate”, “may”, “could”, “project”, “potential”, “plan”, “forecast”, “future” or similar expressions. These forward-looking statements are subject to business and economic risk and reflect management’s current expectations, estimates and projections about our business and are inherently uncertain and difficult to predict. Our actual results could differ materially. The forward-looking statements contained herein speak only as of the date on which they were made, and we do not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

THQ INC.

	By:	/s/ James M. Kennedy
Date: December 21, 2006		James M. Kennedy
Executive Vice President,
Business and Legal Affairs